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                                                                    EXHIBIT 21.1


Subsidiaries of the Company and the Guarantors

The Company

Pierce & Stevens Corp., a New York corporation*
SIA Adhesives, Inc., a Delaware corporation*
OSI Sealants, Inc., an Illinois corporation*
Tanner Chemicals, Inc., a New Hampshire corporation*
SSC International, Inc., a Barbados corporation
Sovereign Specialty Chemicals PTE Ltd, a Singapore Corporation
Sovereign Adhesives Inc*
Sovereign Holdings LLC*

Pierce & Stevens
  Pierce & Stevens de Mexico SA CV

Sovereign Adhesives Inc
  Sovereign Specialty Chemicals do Brasil Ltda

Sovereign Holdings LLC
  Sovereign Specialty Chemicals LTD
  Sovereign Specialty Chemicals B.V.B.A.
  Sovereign Specialty Chemicals Italiana SRL

* Guarantors under the Company's Bond Indenture.